EXHITBIT 4.1

                                OPTION AGREEMENT


     This Option Agreement ("Agreement") made and entered into on this ____ day of _____, 200_, by and between UNION DENTAL CORP., a Florida corporation with its principal place of business located at 1700 University Drive, Suite 200, Coral Springs, FL 33071 (hereinafter the "Grantor"), its successors and/or assigns, and ________________ _________________________________________________
(hereinafter the "Grantee").

     WHEREAS, Grantee and Grantor have entered into an Employment Agreement (the "Agreement") and pursuant to the terms of said Agreement, Grantor has agreed to issue to Grantee an option to purchase shares of Grantor's Common Stock, provided that certain conditions enumerated in the Agreement have been adhered to; and

     WHEREAS, all of the conditions included in the Agreement relating to the issuance of this Option by Grantor have been met.

     NOW THEREFORE, the parties hereby agree as follows:

1. Issuance of Option to Purchase Common Stock. In exchange for good and valuable consideration, more specifically stated in the Agreement, the receipt and sufficiency of which is hereby acknowledged, Grantor herewith grants and gives to Grantee the absolute and irrevocable right, privilege and option for the period commencing on __________ and continuing thereafter for a period of five (5) years from the commencement date referenced herein (the "Option Period"), to purchase ___________ Common Shares, par value $.0001 per share, of Grantor (the "Option Stock"), or in the event any merger, consolidation or other combination effectuated between the Grantor and any other entity, to purchase such Common Shares from Grantor's successor thereto.

2. Reservation of Common Shares. Grantor agrees to reserve from its authorized but unissued Common Stock sufficient shares to allow Grantee to exercise the Option granted herein and Grantor will hold the same in reserve until the end of the Option Period so that Grantee may have the opportunity to take advantage of such Option and exercise the same. Grantor further represents and warrants to Grantee that is has a sufficient number of authorized but unissued Common Shares to effectuate this proposed transaction.

3. Exercise Price. The Grantor hereby grants to Grantee the right to purchase such Common Stock at a purchase price of Fifty Cents ($.50) per share Grantee shall not be obligated to exercise its Option on all of the Option Stock at any one time, but may elect to exercise its rights hereunder in as many separate allocations as it may so desire during the Option Period.

4. Consideration. All payments tendered by Grantee to Grantor for the Option Stock shall be for cash consideration only.

5. Method of Exercise of Option. At lease five (5) days prior to the date upon which all or any portion of the option granted herein is to be exercised, Grantee shall deliver to the Grantor written notice of its election to exercise the option, which notice shall specify the date and time for the issuance of the shares underlying the option granted herein, as well as the number of shares in respect of which the option is to be exercised. The date specified shall be a business day and time specified shall be during the regular business hours of the Company.


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6.   Payment and  Delivery of Shares.  The Grantee  shall,  at the date and time specified in the applicable notice described in Paragraph 5 hereinabove, deliver a bank cashier's check or other form of certified funds acceptable to Grantor in United States currency, payable to Grantor herein in the amount of the option price for the shares in respect of which the option is being exercised. Such delivery shall be made to the Grantor at its principal place of business and such check or checks shall be drawn to the order of the Grantor. Contemporaneously with such payments, the Grantor shall deliver to the Grantee duly endorsed and in proper form, certificates representing the common shares of Grantor in respect of which the option is being exercised.

7. Adjustments. The number of common shares subject to the option granted herein shall be proportionately adjusted for any change in the stock structure of the Grantor because of stock splits whether forward or reverse.

8. Investment Intent. All Option Stock acquired by exercise of the option granted by this Agreement shall be subject to the restrictions all included within Rule 144 promulgated under the Securities Act of 1933, as amended, unless otherwise stated in Grantee's Employment Agreement. All share certificates representing shares acquired by the exercise of the option provided herein shall have endorsed thereon the following legend, unless otherwise stated in Grantee's Employment Agreement:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE `RESTRICTED SECURITIES' AS THAT TERM IS DEFINED IN THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY."



9. Representations of Grantee. Upon exercise of the option granted herein, Grantee hereby acknowledges that it will be required to represent to Grantor that:

     a. The Option Shares are being purchased by Grantee for investment only, for its own account, and not with a view to the offer or sale in connection therewith, or the distribution thereof, and that the Grantee is not participating, directly or indirectly, in an underwriting or any such undertaking.
     b. Grantee will not take, or cause to be taken, any action that would cause it to be deemed an underwriter of the Option Shares, as defined in Section 2(11) of the Securities Act of 1933, as amended (the "Act").
     c. Grantee has been afforded an opportunity to examine such documents and obtain such information concerning the Company as it may have requested and has had the opportunity to request such other information (and all information so requested has been provided) for the purpose of verifying the information furnished to it and for the purpose of answering any question it may have had concerning the business affairs of the Company.
     d. It understands that the issuance of the Option Shares is made pursuant to exemptions from registration provided by Section 4(2) of the Act and/or Regulation D, promulgated thereunder.


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10.  Benefit.  This Option  Agreement and the covenants  and  conditions  herein contained shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Immediately upon the exercise of the option herewith granted, all rights, privileges and benefits pertaining to all of such shares shall pass to and be the unencumbered property of the Grantee.

11. Applicable Law. It is the intention of the parties that the laws of the State of Florida govern the determination of the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the parties.

12. Notices. Any notices or other communications required or permitted hereby shall be sufficiently given if sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the applicable party as stated hereinabove or to such other addresses as either party shall designate to the other by notice, in writing.


     IN WITNESS WHEREOF, the parties have signed this Option Agreement on this ____ day of _____, 200_.





GRANTOR:   UNION DENTAL CORP.


                           By:/s/ George D. Green
                              -----------------------------------
                              George D. Green, President & C.E.O.




GRANTEE:   (NAME)

                           By:___________________________________







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